Exhibit (d)(2)

SCHEDULE A

TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN ACCESS ONE TRUST AND PROFUND ADVISORS LLC

AS OF JUNE 1, 2005

NAME OF FUND	COMPENSATION (at Annual rate expressed as a percentage of average daily net assets of each Fund)(1)
Access High Yield Fund	0.75%
Access Flex High Yield Fund	0.75%
Access VP High Yield Fund	0.75%
Access Money Market Fund	0.50	%(2)
Access Flex Bear High Yield Fund	0.75%
Access VP Bear High Yield Fund	0.75%
Access Bear Commodity Fund	0.75%
Access Commodity Fund	0.75%

PROFUND ADVISORS LLC, a Maryland limited liability company		ACCESS ONE TRUST, a Delaware statutory trust

By:		By:
	Michael L. Sapir		Louis M. Mayberg
	Chairman and Chief Executive Officer		President

(1)	All fees are computed daily and paid monthly.

(2)	No fee will be paid by the Access Money Market Fund to ProFund Advisors LLC under this Investment Advisory Agreement if the Access Money Market Fund achieves its investment objective by investing all of it assets in another investment company, rather than in a portfolio of securities.